Exhibit 99.1

China Housing & Land Development Inc. to Hold Annual General Meeting in Xi’an, China on December 18, 2014

Xi’an, China – November 19, 2014 – China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced that the Company will hold its 2014 annual general meeting (“AGM”) of shareholders at its corporate headquarter at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province, China at 9:00 a.m. local Time on December 18, 2014 (8:00 p.m. U.S. Eastern Time on December 17, 2014).

Shareholders of record as of November 17, 2014 will be entitled to receive notice of and vote at the annual general meeting. The Company filed its annual report on Form 10-K/A, including its audited financial statements for the fiscal year ended December 31, 2013, with the U.S. Securities and Exchange Commission (the "SEC"). China Housing's Form 10-K/A can be accessed on the Investor Relations section of the Company's website at www.chldinc.com as well as on the SEC's website at http://www.sec.gov. The notice of the annual general meeting of shareholders and the proxy statement related to the meeting will be available via the Company's website at www.chldinc.com.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang

Chief Financial Officer

Tel: +86 29.8258.2648 in Xi'an

Email: chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285